Exhibit 10.46

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

AVERION INTERNATIONAL CORP.,

AND

CEREP S.A.

DATED AS OF OCTOBER 31, 2007

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		18
4.1.	Organization and Qualification; Subsidiaries	19
4.2.	Authority to Execute and Perform Agreement	19
4.3.	Binding Effect	19
4.4.	Broker’s Fees	19

ARTICLE V ADDITIONAL AGREEMENTS OF THE PARTIES		19
5.1.	Filing of Tax Returns; Payment of Taxes	19
5.2.	Notification of Certain Matters	20
5.3.	Exclusivity. Prior to the Closing Date:	20
5.6.	Confidentiality	21
5.7.	Reasonable Efforts	22
5.8.	Further Assurances	22
5.9.	Public Disclosure	22
5.10.	Intercompany Contracts and Assets	22
5.11.	Letter of Credit	23
5.12.	Election of New Board and Discharge of Former Board	23

ARTICLE VI CONDITIONS TO CLOSING		23
6.1.	Conditions to Each Party’s Obligations to Consummate the Transaction	23
6.2.	Conditions to Obligations of Purchaser to Consummate the Transaction	23
6.3.	Conditions to Obligations of the Seller to Consummate the Transaction	24

ARTICLE VII INDEMNIFICATION		25
7.1.	Survival of Representations and Warranties	25
7.2.	Indemnification	26
7.3.	Claims for Indemnification	26
7.4.	Challenge of Third Party Claims	27
7.5.	No Contribution	27
7.6.	Limitation on Indemnification; Right to Offset	28

ARTICLE VIII TERMINATION		28
8.1.	Termination	28
8.2.	Effect of Termination	28
8.3.	Expenses	29
8.4.	No Rescission	29

ARTICLE IX MISCELLANEOUS		29
9.1.	Certain Definitions; Rules of Construction	29
9.2.	Arbitration	34
9.3.	Waivers and Amendments	34
9.4.	Governing Law	34
9.5.	Notices	34
9.6.	Section Headings	35
9.7.	Counterparts	35
9.8.	Assignments	35
9.9.	Entire Agreement; Enforceability	35
9.10.	Equitable Relief	36

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9.11.	Severability	36

EXHIBIT A PROMISSORY NOTE		1

EXHIBIT B FORM NET WORKING CAPITAL CERTIFICATE

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2007, is entered into by and between Averion International Corp., a Delaware corporation (the “Purchaser”), on the one hand, and Cerep S.A., a French corporation (the “Seller”) and on the other hand.

W I T N E S S E T H:

WHEREAS, the capital stock of Hesperion Ltd., a Swiss corporation (the “Company”), amounts to CHF 140,000.00 (divided into 140,000 registered shares with a par value of CHF 1.00 each);

WHEREAS, Seller owns all of the outstanding capital stock of the Company, and the Company owns all of the outstanding capital stock of each of its Subsidiaries (each a “Company Subsidiary”);

WHEREAS, Purchaser desires to purchase and Seller desires to sell all of the outstanding capital stock of the Company (collectively, the “Shares”), in accordance with the terms of this Agreement (the “Transaction”);

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe various conditions to the completion of the Transaction, all as more fully set forth herein; and

WHEREAS, capitalized terms not otherwise defined in the Section referencing such term shall have the meanings ascribed to such terms in Section 9.1.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE AND SALE

1.1.                              The Purchase and Sale.  Subject to the terms and conditions hereof, including, without limitation, Section 1.2 and Article VII below, at the Closing (as hereinafter defined) Seller hereby agrees to sell and transfer to the Purchaser, and the Purchaser hereby agrees to purchase and acquire from Seller, the Shares for an aggregate purchase price of Twenty Five Million Euros (€25,000,000) (the “Purchase Price”) payable as follows:

(a)                                  Twenty Million Euros (€20,000,000) to be paid in cash at the Closing as follows: a net sum of €20,000,000 shall be received by Seller on its bank account at BNP Paribas – Sud Atlantique in Poitiers IBAN n° FR 76 3000 4003 5700 0205 8077 067; and

(b)                                 Five Million Euros (€5,000,000) to be paid within thirty (30) days after the Closing Date as follows:  (i) Purchaser shall issue a promissory note in the form attached hereto as Exhibit A (the “Note”) to Seller in the principal amount of Five Million Euros (€5,000,000) that is secured by an irrevocable and on demand stand-by letter of credit (a “LOC”) issued by a reputable international bank selected by the Purchaser and reasonably acceptable to the Seller; or (ii) Purchaser shall (x) issue a Note to Seller in the principal amount of Two Million Five Hundred Thousand Euros (€2,500,000), and (y) make a cash payment to Seller in the amount of Two Million Five Hundred Thousand Euros (€2,500,000).

1.2.                              Purchase Price Adjustment.

(a)                                  The Purchase Price assumes that the Company will transfer negative Net Working Capital at the Closing Date of no more than One Million One Hundred Thousand Swiss Francs (CHF 1,100,000) (the “Estimated Net Working Capital”). The Purchase Price shall be adjusted on a dollar-for-dollar basis to reflect any increase or decrease in the Estimated Net Working Capital above or below the Threshold Amount (as defined below) as of the Closing Date. For purposes of this Agreement, the term “Net Working Capital” shall be determined by subtracting current liabilities of the Company on a consolidated basis, including trade accounts payable, prepayments (unearned or deferred revenue and customer advances), accrued expenses, short-term liabilities and charges, and other payables, from current assets of the Company on a consolidated basis, including cash and cash equivalents, gross trade accounts receivable net of provision for bad debts, work in progress (or unbilled accounts receivable), and other receivables, all as defined by the International Financial Reporting Standards (“IFRS”) adopted by the International Accounting Standards Board (IASB).

(b)                                 Not later than ten (10) Business Days after to the Closing Date, the Seller shall prepare and deliver to the Purchaser a certificate (the “Seller Closing Statement”), in the form attached hereto as Exhibit B-1, certifying the Seller’s good faith estimate of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”), and the resulting final Purchase Price determined with respect thereto (which shall be calculated with reference to the adjustment provisions set forth in subsection 1.2(e) below), together with copies of such working papers (whether generated by the Seller or its representatives or accountants) related to those calculations as may be reasonably necessary to permit the Purchaser to review in detail the manner in which such Seller Closing Statement was prepared and the final Purchase Price was calculated.

(c)                                  Not later than fifteen (15) days following the Closing Date, the Purchaser shall prepare and deliver to the Seller the Purchaser’s closing statement (the “Purchaser Closing Statement”) certifying the Purchaser’s good faith calculations of the Closing Net Working Capital and the resulting final Purchase Price determined with respect thereto (which shall be calculated with reference to the adjustment provisions set forth in subsection 1.2(e) below), together with copies of such working papers (whether generated by the Purchaser or its representatives or accountants) related to those calculations as may be reasonably necessary to permit the Seller to review in detail the manner in which the Purchaser Closing Statement was prepared and the final Purchase Price was calculated.

(d)                                 The Seller shall then have ten (10) days following its receipt of the Purchaser Closing Statement to notify the Purchaser in writing of any objections as well as any proposed adjustments to the Purchaser Closing Statement (the “Seller’s Adjustment Notice”) it may request. The Seller shall be deemed to have agreed with all items and amounts contained in the Purchaser Closing Statement that are not expressly objected to in the Seller’s Adjustment Notice, and if the Seller’s Adjustment Notice is not delivered to Purchaser within such ten (10) day period, then the Seller shall be deemed to have agreed with the entire Purchaser Closing Statement. The Purchaser will promptly modify the Purchaser Closing Statement with such of the items contained within the Seller’s Adjustment Notice as the Purchaser accepts (or as they otherwise are determined to be correct by the procedures set forth in this Section). For avoidance of doubt, the failure of the Seller to deliver the Seller’s Adjustment Notice within such ten (10) day period shall constitute approval by the Seller of the Purchaser Closing Statement and the amounts stated therein shall be conclusive and binding upon all of the parties. If at any time the Purchaser and Seller are in agreement as to the final Purchase Price and (i) a Closing Surplus (as hereafter defined) exists, then the Purchaser shall pay to the Seller the Closing Surplus as set forth in Section 1.2(e), or (ii) a Closing Deficit (as hereafter defined) exists, then the Seller shall pay to the Purchaser the Closing Deficit as set forth in Section 1.2(e). The Purchaser and the Seller shall use their commercially reasonable efforts to resolve any differences in writing with respect to the Seller’s Adjustments, if any. In furtherance thereof, following delivery of any Seller’s Adjustment Notice, the parties shall be permitted to review the working papers and books and records relating to the preparation of the other party’s certificate as may be reasonably necessary to permit it to review in detail the manner in which such certificate was prepared. If the Purchaser and the Seller are unable to reach agreement within ten (10) days following the delivery of the Seller’s Adjustment Notice to the Purchaser, the Purchaser and the Seller shall promptly submit the Seller Closing Statement, the Purchaser Closing Statement and the Seller’s Adjustment Notice to a mutually agreed upon independent public accounting firm (the “Accountants”) for final determination of such disputed amounts. The Parties hereby agree that such Accountant shall be Mr Jürg Zürcher Ernst & Young Audit  located at Aeshengraben n°9 – 4002 Basel – Switzerland. In making such calculation, such Accountants shall consider only those items or amounts as to which the parties have disagreed; except to the extent consideration of other matters or supporting records is necessary to determine the items or amounts as to which the parties have disagreed. In each case, the Accountants shall calculate the disputed items of Closing Net Working Capital, final Purchase Price, and Closing Deficit or Closing Surplus in accordance with the terms of this Agreement. The parties will cooperate with the Accountants during the term of their engagement and provide them access to such supporting documents and books and records as they may request. In resolving any matters in dispute, the Accountants may not assign a value to any item in dispute greater than the greatest value for such item assigned by the Purchaser or the Seller or less than the smallest value for such item assigned by the Purchaser or the Seller. The Accountants shall deliver to the Purchaser and Seller a report setting forth such calculations, as promptly as practicable, but no later than thirty (30) days after receipt by the Accountants of the disputed items. In the absence of fraud or manifest error, the parties agree that the Accountants’ determination shall constitute the final determination of the Closing Net Working Capital, final Purchase Price, and Closing Deficit or Closing Surplus, and shall be binding upon all of the parties hereto. Judgment may be entered upon the determination of such Accountants in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accountants incurred as a result of this Section shall be borne equally by the parties.

(e)                                  The Closing Net Working Capital amount determined in accordance with Section 1.2(d) (the “Actual Working Capital”) shall be used to determine adjustments to the Purchase Price in order to arrive at the final Purchase Price. If the Actual

Working Capital is greater than the Estimated Net Working Capital by more than Two Hundred and Fifty Thousand Swiss Francs (CHF 250,000) (the “Threshold Amount”), the Purchase Price shall be increased by the amount by which the difference between the Actual Working Capital and the Estimated Net Working Capital exceeds the Threshold Amount (the “Closing Surplus”) and if the Actual Working Capital is less than the Estimated Net Working Capital (i.e., a greater negative Net Working Capital) by more than the Threshold Amount, the Purchase Price will be decreased by the amount by which the difference between the Actual Working Capital and the Estimated Net Working Capital exceeds the Threshold Amount (the “Closing Deficit”). Any amount of Closing Surplus that is expressed in Swiss Francs shall be converted into Euro (using the applicable exchange rate set forth in the Wall Street Journal, Eastern Edition on the day such payment is due) and paid in Euro. Any amount of Closing Deficit that is expressed in Swiss Francs shall be converted into United States Dollars (using the applicable exchange rate set forth in the Wall Street Journal, Eastern Edition on the day such payment is due) and paid in United States Dollars. Payment of the Closing Deficit or Closing Surplus shall be made by wire transfer of immediately available funds not later than ten (10) days after the final determination of the Actual Working Capital pursuant to this Section.

1.3.                              Closing; Effective Time.  Subject to the satisfaction or waiver of all the conditions to Closing contained in Article VI, the closing of the Transaction (the “Closing”), shall take place at the offices of the Company on October 31, 2007 after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller (on behalf of itself and, with respect to those representations and warranties relating to the Company, on behalf of the Company in its capacity as sole shareholder thereof), hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedule certified by the Seller and supplied by the Seller to Purchaser dated as of the date hereof, which schedules shall provide an exception to or otherwise qualify only those representations and warranties contained in the section of this Agreement, references disclosure schedule to sections of this Agreement or to other documents are inserted for convenience only and the disclosures made in the disclosure schedule, whether made generally or by reference to a particular section, are disclosures made for the purpose of all the representations and warranties which are qualified accordingly. The Purchaser shall not be entitled to claim that any fact or matter has not been disclosed to it by reason of the relevant disclosure not being specifically related to any particular section or paragraph of this Agreement (the “Disclosure Schedule”) and as updated pursuant to Section 6.2(f)) as follows:

2.1.                              Organization and Qualification.  The Company and each Company Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Company and each Company Subsidiary has delivered to Purchaser true and correct copies of its Certificate of Incorporation or other organizational and charter documents, as amended to date. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 2.1, the Company does not have any Company Subsidiaries.

2.2.                              Authority to Execute and Perform Agreement.  The Seller has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Seller of this Agreement and the consummation by the Seller of the Transaction have been duly authorized by all necessary corporate action.

2.3.                              Binding Effect.  This Agreement and the related Transaction Documents has been, or will be, validly executed and delivered by the Seller and, assuming the due execution and delivery hereof by Purchaser, constitutes, or will constitute, a legal, valid and binding obligation of the Seller, as the case may be, enforceable against the Seller in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law), and (iii) principles of public policy with respect to the enforcement of any indemnification or contribution provisions contained in this Agreement and the related Transaction Documents.

2.4.                              Capitalization.

(a)                                  As of the date hereof, 140,000 registered shares of Company common stock are authorized, all of which are issued, outstanding and owned by the Seller. All issued and outstanding common stock has been duly authorized, validly issued and is fully paid and non-assessable, and none of which is subject to preemptive rights or rights of first refusal created by statute, the Company’s organizational or charter documents or any agreement to which the Company or Seller is a party or by which either is bound. The Company has no other authorized, issued or outstanding class of capital stock. All outstanding securities issued by the Company and each Company Subsidiary were issued in compliance with all applicable laws. Neither the Company, nor the Seller, is bound by any contract or other agreement pursuant to which it is or may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company capital stock. All Company Subsidiaries are wholly-owned subsidiaries of the Company and no securities of any Company Subsidiary are held by any Person other than the Company.

(b)                                 There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company or any Company Subsidiary, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company or any Company Subsidiary, any shares of capital stock of the Company or any Company Subsidiary, as the case may be, and no such convertible or exchangeable securities or obligations are outstanding. There are no contracts, commitments or agreements relating to voting, purchase or sale of any Company capital stock between the Company and the Seller or any third party. Neither the Company nor any Company Subsidiary has any stock option plan, stock purchase plan or other equity incentive plan.

2.5.                              Financial Statements.

(a)                                  The Company has delivered to Purchaser its audited consolidated balance sheet as of December 31, 2006 and December 31, 2005 and the audited consolidated statements of income and cash flow for the twelve month period ended on December 31, 2006 and the twelve month period ended on December 31, 2005 (the “Annual Financial Statements”). The Annual Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with  IFRS applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and are complete and accurate and fairly present in all material respects the financial position of the Company and its consolidated Company Subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended. The Company maintains a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparation of consolidated financial statements in accordance with IFRS. All of the Company’s accounts receivable and accounts payable as of the date of the Annual Financial Statements are reflected on the balance sheet included with the Annual Financial Statements. All underlying ledgers, journals, and books of account, are accurate, complete, true and correct in accordance with IFRS.

(b)                                 The Company has delivered to Purchaser its unaudited consolidated balance sheet of the Company for the nine (9) month period ended as of September 30, 2007, and the unaudited consolidated statements of income and cash flow for the period ended as of September 30, 2007 (collectively, the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Interim Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements and have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto, or except as otherwise permitted for interim financial statements, and are complete and accurate and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal, recurring year-end adjustments none of which are or will be material in amount, individually or in the aggregate) the financial position of the Company and its consolidated Company Subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended. All of the Company’s accounts receivable and accounts payable as of the date of the Interim Financial Statements are reflected on the balance sheet included with the Interim Financial Statements. All underlying ledgers and journals are accurate, complete, true and correct in all material respects in accordance with IFRS.

(c)                                  Neither the Company nor any Company Subsidiary has any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation or responsibility, known, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, joint or severed, due or to become due, vested or unvested, executory, determined, determinable, accrued, absolute, contingent or otherwise (“Liabilities”), that were not fully and adequately reflected or reserved against on the Financial Statements. Neither the Company nor any Company Subsidiary has any Knowledge of any circumstance, condition, event or arrangement that may hereafter give rise to any Liabilities which are reasonably likely to have a Company Material Adverse Effect.

2.6.                              Absence of Certain Developments.  Since the date of the unaudited consolidated balance sheet of the Company, and the unaudited consolidated statements of income and cash flow for the period ended as of June 30, 2007,

(a)                                  The Company and each Company Subsidiary has conducted its businesses in the ordinary course, consistent with past practice, and there has been no: (i) change in the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company or any Company Subsidiary which has resulted or reasonably could be expected to result in or which the Company or any Company Subsidiary has reason to believe could reasonably be expected to result in a Company Material Adverse Effect, and the Company has no Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the business, properties, assets, prospects, operations or condition (financial or otherwise) of the Company or any Company Subsidiary, which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Company Material Adverse Effect; (ii) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any Company asset; or (iii) increase in or modification or acceleration of the compensation or benefits paid, payable or to become payable by the Company or any Company Subsidiary to any of its officers, directors or employees, pursuant to any Benefit Plan, stock option plan, stock option agreement or any other agreement or arrangement.

(b)                                 Neither the Company nor any Company Subsidiary has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities,  (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security, (B) any option, warrant or right to acquire any capital stock or any other security, (C) any instrument convertible into or exchangeable for any capital stock or other security, (iv) made any capital expenditure or purchase commitment which exceeds CHF120,000 or, when added to all other capital expenditures or purchase commitments made on behalf of the Company or any Company Subsidiary since the date of the unaudited consolidated statements as of June 30, 2007, exceeds CHF 300,000 in the aggregate, (v) made any material Tax election, (vi) terminated, or received termination of any Company Material Contract, or (vii) agreed to do any of the foregoing.

2.7.                              Accounts Receivable and Back Log.

(a)                                  All accounts receivable of the Company and each Company Subsidiary that are reflected on the balance sheet included within the Interim Financial Statements or on the accounting records of the Company or any Company Subsidiary

(collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually rendered in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet included within the Interim Financial Statements or on the accounting records of the Company and each Company Subsidiary adequate in accordance with IFRS. Subject to such reserves, each of the Accounts Receivable has been or is expected to be (and neither the Seller nor the Company have any reason to believe that any such Accounts Receivable will not be) collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. Schedule 2.7(a) contains a complete and accurate aged schedule of accounts receivable as of the date of the balance sheet included within the Interim Financial Statements and as of the date hereof, which schedule shall be updated as of the Closing Date in accordance with Section 6.2(f) hereof.

(b)                                 Schedule 2.7(b) is a complete and accurate schedule of all back log, as of the Closing Date, defined as follows: the value (i.e., expected revenues) of Company and Company Subsidiary services, exclusive of any pass through costs, of all executed and signed agreements with customers, and where the value can be reasonably calculated, less the revenues already recognized in prior periods for such agreements with such customers (“Back Log”). All Back Log represents or will represent valid obligations arising from sales actually made or services actually rendered in the ordinary course of business. No event has occurred or circumstance exists that (with or without notice or lapse of time) has resulted in or may result in any stoppage, delay, termination or other change with respect to any work performed or to be performed with respect to any Back Log which will constitute a Company Material Adverse Effect. Neither the Seller, the Company nor any Company Subsidiary has given nor has any of them received from any other Person any notice regarding any actual, alleged, possible or potential stoppage, delay, termination or other material change with respect to any work performed or to be performed with respect to any Material Contract included in the Back Log.

2.8.                              Legal Proceedings.  Except as set forth on Schedule 2.8, there are no civil, criminal judicial, governmental, administrative or arbitral actions, suits or proceedings or investigations (collectively, “Legal Proceedings”) pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary or any of their respective properties, assets, officers or directors (in their capacities as such) or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the transactions contemplated by this Agreement. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any Company Subsidiary.

2.9.                              Assets; Title to Properties; Absence of Liens.  The assets (whether tangible or intangible) of the Company and the Company Subsidiaries constitute all the assets necessary to conduct the Company’s business as currently conducted. The Company or the Company Subsidiary, as the case may be, has good and marketable title to all of its assets (whether tangible or intangible) and properties, whether real, personal or fixed, that are used in the conduct of the Company’s business or that are reflected in the most recent balance sheet included in the Financial Statements, free and clear of all Liens, except (i) for Liens set forth on Schedule 2.9, (ii) for Liens for Taxes not yet due and payable or which the Company or a Company Subsidiary is contesting in good faith and for which adequate reserves have been established, and (iii) for such properties and assets as may have been sold since the date hereof in the ordinary course of business (collectively, “Permitted Liens”). The tangible assets of the Company and each Company Subsidiary are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use or operation of such asset.

2.10.                        Compliance with Laws.

(a)                                  Each of the Company and each Company Subsidiary is in compliance with all Applicable Laws, and to the Knowledge of the Company is not in violation of, default under, or conflict with, any applicable order, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, “Orders”).

(b)                                 No event has occurred or circumstance exists that to the Knowledge of the Company  (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or any Company Subsidiary of, or a failure on the part of the Company or any Company Subsidiary to comply with, any Applicable Law, or (B) may give rise to any obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c)                                  Neither the Company nor any Company Subsidiary has received, at any time since January 1, 2005, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Applicable Law, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except to the extent such notice or other communication has not had, or is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                                 Schedule 2.10(d) contains a complete and accurate list of each material consent, license, permit, grant or other authorization from each Governmental Agency or Governmental Body that is required or necessary for the operation of the Company’s or any Company Subsidiary’s business as presently conducted (each, a “Company Authorization”), except for such Company Authorizations the lack of which could not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect. Each Company Authorization listed or required to be listed on Schedule 2.10(d) is valid and in full force and effect.

(e)                                  The Company and each Company Subsidiary is, in full compliance with all of the terms and requirements of each Company Authorization.

(f)                                    To the Knowledge of the Company no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Company Authorization or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Company Authorization. To the Knowledge of the Company, no specific authorization is required to have a pharmacy in Russia as the Company Subsidiary does in Russia.

(g)                                 Neither the Company nor any Company Subsidiary has received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Company Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Company Authorization.

(h)                                 All applications required to have been filed for the renewal of each Company Authorization have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to such Company Authorizations have been duly made on a timely basis with the appropriate Governmental Body.

2.11.                        Intellectual Property.

(a)                                  Except as set forth on Schedule 2.11(a): (i) To the Knowledge of the Company, none of the Intellectual Property owned or controlled by the Company or any Company Subsidiary, or products or services owned, used, sold or licensed by the Company or any Company Subsidiary infringes upon or otherwise violates or conflicts with the use or registration of any Intellectual Property rights of any third party, and to the Knowledge of the Company, no other Person’s operations or activities infringe upon or otherwise violates or conflicts with the use or registration of the Intellectual Property owned or controlled by the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary has received notice of any Claim contesting the right of the Company or any Company Subsidiary to use or sell, license or make available to any Person any of the Company’s or any Company Subsidiary’s products or services, and to the Knowledge of the Company, no such Claim has been threatened against the Company or any Company Subsidiary; (iii) the Company or a Company Subsidiary owns the Intellectual Property owned by the Company or such Company Subsidiary, as the case may be, free and clear of all Liens, except for Permitted Liens.

(b)                                 To the Knowledge of the Company, the Company and each Company Subsidiary has at all times used reasonable efforts to protect its proprietary information and trade secrets and to prevent the same from being released into the public domain. To the Knowledge of the Company, no person currently or formerly employed by the Company or any Company Subsidiary, as the case may be, has  any claim, right or interest with respect to any Intellectual Property owned by the Company or any Company Subsidiary.

2.12.                        Non-Contravention.  The execution and delivery of this Agreement and the Transaction Documents by each of the Seller and the Company, the performance by each of the Seller and the Company of their respective obligations hereunder and thereunder, and the consummation of the Transactions by each of the Seller and the Company will not (with or without notice or lapse of time) (i) violate or conflict with any provision of any charter or other organizational document of the Seller, the Company or any Company Subsidiary, in each case as amended as of the Closing Date or any resolutions adopted by the board of directors or shareholders of either of the Seller or the Company; (ii) except as set forth on Schedule 2.12 and subject to obtaining the consents, approvals and authorizations or making such filings or giving such notices referred to in Section 2.13 and on Schedule 2.13, the execution and delivery of the Transaction Documents by the Seller and the Company and the performance by each of them of their respective obligations set forth thereunder will not violate, conflict with or result in the breach of any provision of, or result in a modification of or otherwise entitle any party to terminate, accelerate, amend, cancel or constitute (whether after the filing of notice or lease of time or both) a default under or impair or alter the rights of the Company or any Company Subsidiary or any third party under, any Material Contract to which the Company or any Company Subsidiary is a party or by which or to which any of the Company’s or any Company Subsidiary’s assets or properties may be bound or subject (each, a “Company Material Contract”); (iii)subject to the exceptions set forth in Section 2.13 and on Schedule 2.13, violate, conflict with or contravene any Applicable Laws; (iv) violate or result in the revocation or suspension of any Company Authorization or give any Governmental Body the right to revoke or cancel any Company Authorization; or (v) result in the creation or imposition of any Lien upon any of the Shares or the property or assets of the Company or any Company Subsidiary.

2.13.                        Consents and Approvals.  Except for (i) those consents, approvals, authorizations, filings or notices set forth on Schedule 2.13; and (ii) applicable requirements of applicable securities laws in the jurisdiction of the Seller and the Company, no consent, approval or authorization of, filing with, or notice to, any Governmental Body or any third party is required by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company of the Transactions.

2.14.                        Employee Benefit Plans.

(a)                                  Set forth on Schedule 2.14(a) is a true and complete list of each Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to by the Company or any Company Subsidiary, in which present or former employees of the Company or any Company Subsidiary participate, or with respect to which the Company or any Company Subsidiary has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not (each, a “Company Benefit Plan”).

(b)                                 Except as disclosed on Schedule 2.14(b): (i) each of the Company Benefit Plans has been maintained and is in compliance with the terms of such Benefit Plans and all Applicable Laws; (ii) none of the Company Benefit Plans is being investigated or has been notified of an investigation by any Governmental Body or Governmental Agency; and (iii) no Governmental Body or Governmental Agency is assessing or proposing to assess any penalties or interest in connection with the operation of any of the Company Benefit Plans.

(c)                                  Except as disclosed on Schedule 2.14(c) or as required by applicable law or regulation, no Company Benefit Plan provides, or reflects or represents any liability to provide, post termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, and neither the Company nor any Company Subsidiary has ever represented, promised, or contracted (whether orally or in writing) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other persons would be provided with life insurance, health or other employee benefits after termination or retirement.

(d)                                 Except as disclosed on Schedule 2.14(d), to the Company’s and each Company Subsidiary’s Knowledge, no officer, executive management team member or operational team member (referred to as “EMT” and “OMT” members in the Company chart and organization) has informed the Company of her/his intention to terminate his or her employment with the Company or any Company Subsidiary for any reason.

(e)                                  Except as set forth on Schedule 2.14(e) or as required by applicable law, the Company is not a party to any agreement with respect to which the execution and delivery of this Agreement, the Transaction Documents or the consummation of the Transaction or any termination of employment or service in connection therewith will: (i) result in any payment (including severance, golden parachute, vacation, sick leave, bonus or otherwise), becoming due and payable to any employee or former employee of the Company or any Company Subsidiary, (ii) result in any forgiveness of indebtedness payable by any employee or former employee to the Company or any Company Subsidiary, (iii) materially increase any benefits otherwise payable by the Company or any Company Subsidiary, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

2.15.                        Company Contracts.  A complete and accurate list of all Company Material Contracts is set forth on Schedule 2.15.1. Except as set forth on Schedule 2.15.2, none of the Company Material Contracts is a Loss Contract. To the Knowledge of the Company each Company Material Contract is the legal, valid, binding and enforceable agreement of the Company or a Company Subsidiary, as the case may be, in full force and effect, except to the extent such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, and (B) general equitable principles (regardless of whether such enforceability is considered in equity or at law). Neither the Company nor any Company Subsidiary is in default under any Company Material Contract, nor does any condition exist that, to the Knowledge of the Company, with notice or lapse of time, or both, would constitute a default thereunder. Each of the Company and each Company Subsidiary is in compliance with all terms and requirements of each Company Material Contract under which the Company or such Company Subsidiary has any obligation or liability or by which the Company’s or any Company Subsidiary’s asset is bound. Each other Person that has or had any obligation or liability under any Company Material Contract under which the Company or any Company Subsidiary has any rights is, in compliance with all applicable terms and requirements of such Company Material Contract. Notwithstanding the parties execution and delivery of the Transaction Documents and the consummation of the Transaction contemplated thereunder and without regard to the same (it being understood that any conflict, violation, breach or other contradiction resulting therefrom is referenced and disclosed pursuant to Section 2.12, above), no event has occurred or circumstance exists  that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Material Contract. Neither the Company nor any Company Subsidiary has given to or to the Knowledge of the Company received from any other Person, any notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract. To the Knowledge of the Company no event has occurred or circumstance exists that (with or without notice or lapse of time) has or may result in any stoppage, delay, termination or other change with respect to any work performed or to be performed under any Company Material Contract. Neither the Company nor any Company Subsidiary has given to or to the Knowledge of the Company received from any other Person, any notice regarding any actual, alleged, possible or potential stoppage, delay, termination or other material change with respect to any work performed or to be performed under any Company Material Contract. Except as otherwise mentioned in Schedules 2.15.1 and 2.15.2, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under any current or contemplated Company Material Contract, and no such Person has made a written demand for such renegotiation. Except as separately identified on Schedules 2.14(a), 2.14(b), 2.14(c), 2.14(d) and 2.14(e), no approval or consent of any Person is needed in order that each Company Material Contract continue in full force and effect following the consummation of the Transaction.

2.16.                        Taxes.  Except as set forth in Schedule 2.16:

(a)                                  Filing of Tax Returns. The Company and each Company Subsidiary has timely filed, or has had timely filed on its behalf, with the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed by the Company and each Company Subsidiary, as the case may be. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Company and each Company Subsidiary has on file all material documents and records legally required to be established with respect to such Taxes and Tax Returns. Except as set forth on Schedule 2.16(a), neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns, or has Tax Returns filed on its behalf, that it is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction. Except as set forth on Schedule 2.16(a), the Company and each Company Subsidiary (other than Hesperion Inc.) is classified as a separate legal entity for tax purposes and Hesperion Inc. is classified as a “C corporation” within the meaning of the Code (and any comparable provisions of any applicable national or local tax laws).

(b)                                 Payment of Taxes. All Taxes owed by the Company and each Company Subsidiary (whether or not shown as due on any Tax Returns for the Subsidiary in the United States) have been paid in full and on time or adequate reserves on the books and/or records have been established (for avoidance of doubt, such reserves include, without limitation, all liability for Taxes accruing in the nine (9) month period ended September 30, 2007). The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. Where applicable, the Company and each Company Subsidiary has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company or any Company Subsidiary (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company’s most recent consolidated balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company or the applicable Company Subsidiary in filing, or having filed on its behalf, its Tax Returns. The charges, accruals and reserves on the books of the Company and each Company Subsidiary in respect of any liability for Taxes (x) based on or measured by net income for any years or periods not finally determined (including, without limitation, the nine (9) month period ended September 30, 2007),

(y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

(c)                                  Audits, Investigations or Claims. The Company and each Company Subsidiary is not currently a party to any Legal Proceeding or other dispute with any Swiss federal, cantonal or communal authority or any foreign agency, authority or tribunal for assessment or collection or enforcement of Taxes; nor has any claim for assessment or collection of Taxes been asserted or threatened against the Company or any Company Subsidiary and to the Knowledge of the Company there are no outstanding or threatened issues relating to any Taxes. There is no currently ongoing audit of any Tax Return of the Company or any Company Subsidiary by any taxing authority, and neither the Company nor any Company Subsidiary has been notified in writing that any taxing authority intends to audit any outstanding Tax Return of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(d)                                 Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company or any Company Subsidiary.

(e)                                  Partnerships. Neither the Company nor any Company Subsidiary owns an interest in a partnership for Tax purposes.

(f)                                    Dividends. Neither the Company nor any Company Subsidiary has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock since January 1st, 2004.

2.17.                        Environmental Matters.  The Company and each Company Subsidiary is in compliance with applicable Environmental Laws. The Company and each Company Subsidiary has all Permits required pursuant to Environmental Laws and are in compliance with the terms thereof. There are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company or any Company Subsidiary which have given rise to any liability on the part of the Company or any Company Subsidiary under any Environmental Law. Neither the Company nor any Company Subsidiary has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else (including, without limitation, any subtenants or sublessees) to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws. There has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or any Company Subsidiary or the use of any property or facility by the Company or any Company Subsidiary, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body. No asbestos containing materials or polychlorinated biphenyl or underground storage tank is contained in or located at any facility now or previously owned or leased by the Company or any Company Subsidiary.

2.18.                        Real Property.

(a)                                  Neither the Company nor any Company Subsidiary owns any real property or any interest in any real property.

(b)                                 Each lease, sublease, license and other agreements (collectively, the “Company Real Property Leases”) under which the Company or any Company Subsidiary uses or occupies or has the right or obligation to use or occupy or pay rent or other fees for use thereof, now or in the future, any real property (the land, buildings and other improvements covered by the Company Real Property Leases being hereinafter referred to as the “Company Leased Real Property”) is valid, binding and in full force and effect, and as of the Closing, all amounts owing pursuant to the Company Real Property Leases will have been paid in full or accrued in full.

2.19.                        Broker’s Fees.  No broker, finder, agent or similar intermediary has acted on behalf of the Seller, the Company or any Company Subsidiary in connection with this Agreement, the Transaction Documents or the Transaction, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or any Company Subsidiary.

2.20.                        Insurance.  Schedule 2.20 contains a complete and accurate list of all insurance policies to which the Company or any Company Subsidiary is a party or that provides coverage to the Company or any Company Subsidiary, or any director or officer of the Company or any Company Subsidiary (collectively, the “Company Insurance Policies”).

(a)                                  Seller has delivered to Purchaser:

(i)                                     true and complete copies of all Company Insurance Policies;

(ii)                                  true and complete copies of all pending applications for material policies of insurance.

(b)                                 All Company Insurance Policies:

(A)                              are valid, outstanding, and enforceable;

(B)                                taken together, provide reasonably adequate insurance coverage for the assets and the operations of the Company and each Company Subsidiary for all reasonable risks to which the Company is exposed;

(C)                                are sufficient in light of industry standards for compliance with all legal requirements and Material Company Contracts to which any of the Company or any Company Subsidiary is a party or by which any of them is bound;

(D)                               will continue in full force and effect following the consummation of the Transaction, except for the Directors and Officers insurance taken by the Seller on behalf of the group; and

(E)                                 do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Company or Company Subsidiary.

(c)                                  None of the Seller, the Company or any Company Subsidiary has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer or any policy is not willing or able to perform its obligations thereunder. Notwithstanding the foregoing, and due to local practice, there is no insurance coverage for the Company Subsidiary in Russia.

(d)                                 Each of the Seller, the Company and each Company Subsidiary has paid all premiums due, and has otherwise performed all of their respective obligations, under each Company Insurance Policy.

(e)                                  Each of the Seller, the Company and each Company Subsidiary has given notice to the insurer of all claims that may be insured under any Company Insurance Policy.

2.21.                        Labor and Employment Matters.  Neither the Company nor any Company Subsidiary is now bound by or party to any collective bargaining agreement and, to the Knowledge of the Company, no application for certification of a collective bargaining agent is pending. The Company and each Company Subsidiary is, and at all times has been, in compliance with all Applicable Laws affecting employment practices and terms and conditions of employment including, without limitation, laws and regulations that relate to employment generally, equal opportunity employment, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of taxes, occupational safety and health and plant closings. The services provided by each employee of the Company or any Company Subsidiary are terminable at will (where such legal concept is known and in effect and subject to local laws) by the Company or such Company Subsidiary, as the case may be, in accordance with the corresponding contractual termination periods and Applicable Laws and such termination would result in no liability to the Company or any such Company Subsidiary except – for the avoidance of doubt – as provided by contractual termination provisions and Applicable Laws or as otherwise accepted by Purchaser after the Closing Date.

2.22.                        Bank Accounts.  Schedule 2.22 sets forth a complete and accurate list of all (i) bank accounts or similar accounts maintained by the Company and each Company Subsidiary, including a list of the names of each bank or other financial institution at which such account is maintained, the number of such account, the names of all persons authorized to make withdrawals or to write checks on such accounts and the balance of each such account as of date of this Agreement and as of the Closing, (ii) certificates of deposit or similar cash equivalents held by the Company and each Company Subsidiary, including a list of the names of each bank or other financial institution at which such certificate of deposit or other cash equivalent is maintained, the nature and type of such certificate of deposit or other cash equivalent, the names of all persons authorized to withdraw, transfer or sell any such certificate of deposit or cash equivalent and the total market value of such certificate of deposit or cash equivalent as of the date of this Agreement and as of the Closing.

2.23.                        Interested Party Transactions.  No current officer or director of the Company, any Company Subsidiary, or Seller, or Seller itself and, to the reasonable Knowledge of the Company no former officer or director or current or former employee of the Company, any Company Subsidiary, or Seller, has any interest in: (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any Intellectual Property owned or controlled by the Company or any Company Subsidiary, used in connection with the Company’s or any Company Subsidiary’s business, or in (ii) any agreement, obligation or commitment to which the Company or any Company Subsidiary is a party. The Seller has not been informed of any interest in: (iii) any creditor, supplier, customer, manufacturer, or distributor of any of the Company or any Company Subsidiary products, or in (iv) any entity that competes with the Company or any Company Subsidiary, owned by current officer or director of the Company, any Company Subsidiary, or Seller, or former officer or director or current or former employee of the Company, any Company Subsidiary, or Seller; the Seller itself has no such interest.

2.24.                        No Alternative Transaction.  As of the date hereof, neither the Company nor any Company Subsidiary, nor the Seller, is engaged in any discussions or negotiations with any party other than Purchaser with respect to any proposed acquisition transaction related to the Company or any Company Subsidiary or sale of the Shares.

2.25.                        Minute Book Contents.  The Company has delivered to Purchaser, or its designated representative, copies of: (i) all minutes of the meetings or actions by written consent of the shareholders of the Company and each Company Subsidiary, (ii) all minutes of the meetings or actions by unanimous written consent of the Company’s and each Company Subsidiary’s board of directors, and (iii) the stock records of the Company and each Company Subsidiary (collectively, the “Minute Book Contents”), except with respect to the Company’s subsidiaries in the United States and the United Kingdom for which the Company has delivered to Purchaser such Minute Book Contents as are in the Company’s possession. The Minute Book Contents are complete and accurate in all material respects and reflect all corporate action taken to date the consummation of which required the approval of the directors and/or the shareholders of the Company and each Company Subsidiary, as the case may be, provided, however, that (i) with respect to the Company’s subsidiary in the United States the representations in this sentence are limited to the time period from August 29, 2006 to date; and (ii) with respect to the Company’s subsidiary in the United Kingdom the representations in this sentence are limited to the time period from October 7, 2004 to date.

2.26.                        Full Disclosure.  This Agreement (including the Disclosure Schedules) does not (i) contain any representation, warranty or information that is false, inaccurate, incorrect or materially incomplete. There is no fact known to Seller or the Company that has specific application to the Company or any Company Subsidiary and that materially adversely affects the assets, business, prospects, financial condition or results of operation of the Company or any Company Subsidiary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby further represents and warrants to the Purchaser as of the date hereof as follows:

3.1.                              Marketable Title.  Seller has good, marketable and indefeasible ownership to, sole power of disposition over, and full right to sell, transfer and convey to Purchaser, the Shares held by such Seller.

3.2.                              No Liens.  The Shares held by the Seller are, and shall be transferred to Purchaser, free and clear of any and all Liens.

3.3.                              No Preemptive Rights.  The Shares are not subject to any right of first refusal, preemptive right or similar right in favor of any third party, and Seller has not granted any third party any option to purchase or other right to acquire any Shares.

3.4.                              Entire Ownership Interest.  The Shares constitute the Seller’s entire ownership interest in the Company.

3.5.                              No Conflicts.  The sale, conveyance and transfer of the Shares held by the Seller to Purchaser in accordance with the terms of this Agreement will not conflict with or violate the terms of any agreement with any third party.

3.6.                              No Other Agreements with Respect to the Shares.  Seller is not a party to any agreement with respect to voting or disposition or that otherwise relates to any of the Shares, other than this Agreement.

3.7.                              Foreign Seller.  Seller hereby represents that it has satisfied itself as to the full observance of the all Applicable Laws of Seller’s jurisdiction in connection with the sale of the Shares, including (i) the legal requirements within its jurisdiction for the sale of the Shares, (ii) any foreign exchange restrictions applicable to such sale, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences (TO BE CHECKED), if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Purchaser’s purchase of the Shares in accordance with the terms of this Agreement will not violate any Applicable Laws of the Seller’s jurisdiction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

4.1.                              Organization and Qualification; Subsidiaries. Purchaser is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted.

4.2.                              Authority to Execute and Perform Agreement. Purchaser has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the Transaction have been duly authorized by all necessary corporate action.

4.3.                              Binding Effect. This Agreement and the Transaction Documents has been, or will be, validly executed and delivered by Purchaser and, assuming the due execution and delivery hereof by the Seller, constitutes, or will constitute, a valid and binding obligation of each of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law), and (iii) principles of public policy with respect to the enforcement of any indemnification or contribution provisions contained in this Agreement and the Transaction Documents.

4.4.                              Broker’s Fees. No broker, finder, agent or similar intermediary has acted on behalf of Purchaser in connection with this Agreement or the Transaction, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1.                              Filing of Tax Returns; Payment of Taxes.

(a)                                  Seller shall, at Seller’s expense, prepare or cause to be prepared and file or cause to be filed all tax returns of the Company or any Company Subsidiary which are due on or before the Closing Date, and Seller or the Company shall pay, or the Company shall accrue in accordance with applicable Laws, all Taxes due with respect to such periods. Notwithstanding the foregoing, Seller agrees not to, and agrees to cause the Company and each Company Subsidiary not to, (a) take any actions on or as of the Closing Date with respect to any such entity which are not in the ordinary course of business, or (b) make any tax elections which are effective on or before the Closing Date. Seller shall prepare and file such tax returns in a manner consistent with prior practice, except as required by a change in Applicable Law.

(b)                                 Seller and Purchaser agree, upon request from the other party, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transaction).

(c)                                  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the party incurring such Taxes and fees.

5.2.                              Notification of Certain Matters. The Seller shall give prompt notice to the Purchaser if it becomes aware of any of the following after the date of this Agreement: (i) any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Company Material Contract; (ii) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the Transaction; (iii) receipt of any notice or other communication from any Governmental Agency or Governmental Body in connection with the Transaction; (iv) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (v) the commencement or threat of any litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets; (vi) the occurrence or non-occurrence of any fact or event that causes a breach by Company of any provision of this Agreement, and (vii) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Company Material Adverse Effect.

5.3.                              Exclusivity. Prior to the Closing Date:

(a)                                  Neither the Seller nor the Company, nor any of their- respective officers, directors, employees, agents, affiliates, shareholders, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, “Representatives”) shall, (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the ability of the parties hereto consummate the Transaction, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company to, or otherwise assist, facilitate or encourage, any person (other than the Purchaser or any affiliate or associate thereof) relating to any Acquisition Proposal.

(b)                                 The Company and each of its Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

(c)                                  For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of any of the assets of the Company or any Company Subsidiary out of the ordinary course of business or any of the capital stock or voting power (or of securities or rights convertible into or exercisable for such capital stock or voting power) of the Company or any Company Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning any capital stock or voting power (or of securities or rights convertible into or exercisable for such capital stock or voting power) of the Company or any Company Subsidiary, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale of Shares or similar transaction involving the Company or any of the Company Subsidiaries. Each of the transactions referred to in clauses (i) - (iii) of the foregoing definition of Acquisition Proposal, other than the Transaction proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

5.4.                              Non-Competition. For a period of three (3) years after the Closing Date, the Seller shall not, directly or indirectly, engage or invest in, own, manage, operate, or control, or participate in the ownership, management, operation, or control of, any business whose products or activities compete in the Territory with the Purchaser and/or Company or any affiliate of Purchaser and/or Company within the Business Scope as defined herein. For purposes of this non-competition covenant, the term “Territory” shall mean the whole world and the term “Business Scope” shall mean regulatory services and clinical project management in areas such as contract services related to the conduct of Phase I through Phase IV human clinical trials including project management, monitoring, data management, biostatistics, and medical writing of the nature provided by the Purchaser and Company at the Closing Date. For the avoidance of doubt, the following shall not be considered as a competition under the terms of this Article 5.4. :

•                  collaborative or services agreement signed by Seller with a third party involved in the Business Scope;

•                  acquisition of Seller by a third party involved in the Business Scope.

5.5.                              Non-Solicitation of Employees.                           For a period of three (3) years after the Closing Date, the Seller shall not solicit or entice away from their employment or engagement with Company, its subsidiaries or affiliates, any employee, contractor, consultant or contract partner. For the avoidance of doubt, the terms of the present Article 5.5 shall not be interpreted as preventing Seller to work with any consultant and contract partner engaged by Company or Company Subsidiaries.

5.6.                              Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by Purchaser and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the parties hereto and their respective Representatives. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law or in connection with the due diligence or other investigation of the Purchaser by potential third party investors or lenders in Purchaser if such third party is bound by similar confidentiality restrictions. In the event the Transaction is not consummated, Purchaser, Seller and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Applicable Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party entirely independent of and without reference to such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

5.7.                              Reasonable Efforts. Each party hereto shall, and shall cause its respective Subsidiaries to, take or cause to be taken all actions necessary, proper or advisable to consummate the Transaction. Without limiting the generality of the foregoing, each of the parties hereto shall, and shall cause its respective Subsidiaries to, obtain all authorizations, consents, orders and approvals of federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the Transactions Documents and the consummation of the Transaction, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement and the Transaction Documents. The parties shall not take, and shall cause their respective subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective subsidiaries to use, commercially reasonable efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective subsidiaries to use, commercially reasonable efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

5.8.                              Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transaction.

5.9.                              Public Disclosure. Prior to the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or the Transaction and shall not issue any such press release or make any such public statement, announcement or communication without the prior consent of the other parties, which consent shall not be unreasonably withheld. If any public statement, announcement or communication is required by Applicable Law to be made by any party to this Agreement, prior to making such statement, announcement or communication, such party will deliver a draft thereof to the other parties and shall give the other parties an opportunity to comment thereon.

5.10.                        Intercompany Contracts and Assets. To the extent that Seller or any of its affiliates provides the Company or any Company Subsidiary any service or use of assets pursuant to a contract or other arrangement between Seller (or any of its affiliates) and a third party, upon request by Purchaser, the parties agree to cooperate to cause the Company or the applicable Company Subsidiary to directly enter into a new contract with such third party with respect to such services or assets prior to the Closing. Prior to the Closing, Seller agrees to transfer or assign, as applicable, to the Company or the applicable Company Subsidiary any contracts and assets that are used or necessary solely for the benefit of the business of the Company or any Company Subsidiary, but which are held by Seller or any of its affiliates other than the Company or any Company Subsidiary.

5.11.                        Letter of Credit. For the thirty (30) days following the Closing Date, Purchaser shall use its commercially reasonable efforts in good faith to obtain an irrevocable stand-by letter of credit from a reputable international bank for the purpose of securing payment under the Note.

5.12.                        Election of New Board and Discharge of Former Board. At Closing Purchaser shall elect new Board members of the Company and grant discharge to the leaving Board members of the Company.

ARTICLE VI

CONDITIONS TO CLOSING

6.1.                              Conditions to Each Party’s Obligations to Consummate the Transaction. The respective obligations of each party to this Agreement to consummate the Transaction shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

(a)                                  All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

(b)                                 No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transaction (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

6.2.                              Conditions to Obligations of Purchaser to Consummate the Transaction. The obligation of Purchaser to consummate the Transaction shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by Purchaser:

(a)                                  The representations and warranties of the Seller and the Company contained herein that are qualified as to materiality or a Company Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Closing with the same force and effect as though made at and as of the Closing (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

(b)                                 The Seller and the Company shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing.

(c)                                  No event has occurred or circumstance exists that (with or without notice or lapse of time) has resulted in or may result in any material change with respect to any work performed or to be performed with respect to any Back Log described in Schedule 2.7 (b).

(d)                                 All consents, approvals, authorizations, or action of any third party required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

(e)                                  The Seller shall have executed and delivered to the Purchaser a certificate, dated the Closing Date evidencing compliance with Sections 6.2(a)-(d) hereof.

(f)                                    The Seller shall have delivered to Purchaser the certificate representing its Shares, duly endorsed to Purchaser.

(g)                                 The Seller shall have delivered to Purchaser a resolution of the Company’s board of directors approving the transfer of the Shares to Purchaser and entering Purchaser into the stock ledger of the Company as owner of Shares.

(h)                                 The Seller shall have delivered to Purchaser the original stock ledger wherein the transfer of the Shares by Seller to Purchaser has been duly registered.

(i)                                     The Seller shall have delivered to Purchaser the original resignation letters of each member of the Board of Directors with the exception of Markus Weissbach, M.D., Ph.D.

6.3.                              Conditions to Obligations of the Seller to Consummate the Transaction.  The obligation of the Seller to consummate the Transaction shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Seller:

(a)                                  The representations and warranties of Purchaser contained herein that are qualified as to materiality or a Purchaser Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects.

(b)                                 Purchaser shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by each of them prior to the Closing.

(c)                                  All consents, approvals, authorizations, or action of any third party required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

ARTICLE VII

INDEMNIFICATION

7.1.                              Survival of Representations and Warranties.

(a)                                  All of the representations and warranties contained in Article II and Article III of this Agreement shall survive until eighteen (18) months after the Closing Date (the “Termination Date”), at which time liability therefor shall cease, except as provided in the last sentence of this Section 7.1. Notwithstanding the foregoing, the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3 and Section 2.4 shall survive indefinitely and the representations and warranties in Section 2.12, Section 2.16 and Section 2.17 shall survive until the lapsing of the appropriate statute of limitations, at which time liability therefor shall cease. If at any time prior to the applicable Termination Date or expiration of the appropriate statue of limitations, as applicable, an Indemnified Party (as defined below) delivers to the Seller a written notice alleging, in good faith, the existence of an inaccuracy in or breach of any the representations and warranties of the Company or the Seller (and setting forth in reasonable detail the basis for such Indemnified Party’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 7.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the applicable Termination Date or expiration of the appropriate statute of limitations, as applicable, solely for the purposes of resolving such claim and only until such time as such claim is fully and finally resolved. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed, until the expiration of the relevant statute of limitations.

(b)                                 The representations, warranties, covenants and obligations of the Company and the Seller, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Losses pursuant to this Article VII, or other remedy based on such representations, warranties, covenants and obligations, except to the extent set forth in a written agreement waiving such rights executed by the party giving such waiver.

(c)                                  For purposes of this Article VII, each statement or other item of information set forth in the disclosure schedule delivered by the Company pursuant to Article II hereof shall be deemed to be a representation and warranty made by the Company in this Agreement.

(d)                                 Nothing in this Article VII or elsewhere in this Agreement shall be construed to limit Purchaser’s rights or remedies with respect to any claim for fraud or intentional misrepresentation.

(e)                                  The Parties waive all notification and examination requirements under article 201 CO. In particular, except as otherwise provided in Section 7.1, Purchaser may assert claims for misrepresentation or breaches of representations or warranties in any written form and at any time prior to the lapse of the respective periods set forth in Section 7.1(a). These time limits shall override the statutory time limits set in out in article 210 CO.

7.2.                              Indemnification. Subject to the terms and conditions contained herein, the Seller shall indemnify, defend and hold harmless Purchaser, and its Representatives (all such persons and entities being collectively referred to as the “Indemnified Parties” and individually as an “Indemnified Party”) from, against, for and in respect of any Losses (as defined below) to the extent caused by or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by the Seller or the Company in this Agreement; provided that no Indemnified Party shall be entitled to indemnification pursuant to this Section for any Losses of an individual amount under Thirty Thousand Euro (€30,000) until the aggregate amount of such Losses under all claims for Indemnified Parties exceeds One Hundred and Twenty Five Thousand Euro (€125,000) (the “Threshold”), at which time the Indemnified Parties shall be entitled to indemnification for all Losses, not just those in excess of the Threshold. Subject to compliance with this Article VII and for so long as the Note is outstanding, the indemnification obligations of the Seller and the repayment of any Losses shall be satisfied first by offsetting the amount of any such Losses against the outstanding principal and interest under the Note thereby reducing the amount of such principal and interest by an amount equal to such Losses. In this Agreement, the term “Losses” shall refer to any damages (including consequential, indirect and special damages), claim, demand, settlement, judgment, award, fine, penalty, Tax, costs (including costs of investigation) and expenses (including legal fees and expenses, whether relating to a third-party claim, an action by an Indemnified Party to enforce its rights under the Agreement or any other action, proceeding or claim), injury, decline or diminution in value, lost opportunity, lost profits, liability (contingent or otherwise) that any Indemnified Party may sustain or incur.

7.3.                              Claims for Indemnification.

(a)                                  If any Indemnified Party becomes aware of any Losses for which such Indemnified Party will seek indemnification, such Indemnified Party shall deliver to the Seller, on or before the Termination Date, a certificate signed by any authorized signatory of the Indemnified Party (a “Claim Certificate”) stating that with respect to the indemnification obligations set forth in Section 7.2, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, properly accrued or arose, the nature of the inaccuracy in, or breach of warranty, representation or covenant to which such item is related and an estimate of attorney’s fees and expenses necessary to conclude the matter. If the Seller does not object to such claim(s) within fifteen (15) business days after the delivery of the Claim Certificate to the Seller, then Purchaser shall be entitled to be reimbursed for such Losses as set forth herein and to exercise Purchaser’s right of offset.

(b)                                 The Seller may object to the claim in the Claim Certificate by delivery to the Indemnified Party of such objection in writing within fifteen (15) business days after the delivery of the Claim Certificate to the Seller. In case the Seller shall so object in writing to any claim or claims by an Indemnified Party made in any Claim Certificate, the Indemnified Party shall have fifteen (15) business days to respond in a written statement to the objection of the Seller. If after such second fifteen (15) business day period there remains a dispute as to any claims set forth in a Claim Certificate, the Seller and the relevant Indemnified Party shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Seller and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Seller and the Indemnified Party, and the Indemnified Party shall be entitled to reimbursement for such Losses as set forth herein.

(c)                                  If no agreement can be reached after good faith negotiation between the parties pursuant to subsection (b) above, the Indemnified Party or the Seller may, by written notice to the other, demand binding arbitration of the matter. Any conflicts arbitrated pursuant to this Section 7.3 shall be arbitrated in accordance with the provisions of Section 9.2 of this Agreement.

7.4.                              Challenge of Third Party Claims.

(a)                                  Promptly after receipt by an Indemnified Party of notice of the assertion or commencement by any third party of any claim, investigation, proceeding or action with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse an Indemnified Party pursuant to this Article VII, such Indemnified Party will give notice to the Seller of the commencement of such claim (“Claim Notice”), but the failure to notify the Seller will not relieve the Seller of any liability that it may have to any Indemnified Party, except to the extent that the Seller demonstrates that the defense of such action is prejudiced by Indemnified Party’s failure to give such notice.

(b)                                 The Seller may elect to participate, at its sole cost and expense, with such Indemnified Party to challenge any claims that are asserted by a third party for which Indemnified Party has delivered the Claim Notice to the Seller. If the Seller elects to participate, the Seller must deliver a notice to the Indemnified Party within twenty (20) calendar days after the receipt of the Claim Notice. The Seller shall not, without the Indemnified Party’s prior written consent, settle or compromise any third party claims or consent to entry of any judgment. The Indemnified Party shall consult with the Seller with respect to any claims asserted by a third party, and will inform the Seller of all material developments with respect to such claims, but the Indemnified Party shall have the right in its sole discretion to settle any claim.

(c)                                  For avoidance of doubt, notwithstanding the provisions of this Section 7.4, as between the parties, claims for indemnification shall remain subject to the claims procedure set forth in Section 7.3.

7.5.                              No Contribution. The Seller shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligations or any other liability to which the Seller may become subject to in connection with this Agreement.

7.6.                              Limitation on Indemnification; Right to Offset.

(a)                                  Amount Limitation. The Seller shall not have any obligation to indemnify any Indemnified Party under this Article VII to the extent the aggregate amount of the Claims for which the Indemnified Parties are entitled to indemnification hereunder exceeds an amount equal to Two Million Five Hundred Thousand Euro (€2,500,000) (after which point the Seller will have no obligation to indemnify any Indemnified Party from and against any further Claims).

(b)                                 Right to Offset. The Purchaser shall have the right, in addition to any other rights of the Indemnified Parties hereunder and in law or equity, to offset the outstanding balance of unpaid principal and interest under the Note against any amounts due to the Purchaser or any other Indemnified Party from the Seller under this Article VII. For avoidance of doubt, the Purchaser’s right to offset shall be subject to the amount limitation set forth in Section 7.6(a) and the eighteen month Termination Date provision set forth in Section 7.1(a).

ARTICLE VIII

TERMINATION

8.1.                              Termination. This Agreement may be terminated at any time, upon the earlier of any one of the following prior to the Effective Time:

(a)                                  by the mutual written consent of the parties to this Agreement;

(b)                                 by either the Seller or Purchaser, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on October 31, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Seller or Purchaser, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;

(c)                                  by Seller or Purchaser, by written notice to the other, if prior to Closing any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Transaction and such order, judgment or decree shall have become final and non-appealable;

(d)                                 at the election of Seller or Purchaser, if prior to Closing the other has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty (30) Business Days following delivery of written notice of such breach by the non-breaching party; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Seller or Purchaser if such party at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement.

8.2.                              Effect of Termination. In the event of the termination of this Agreement by either the Seller or Purchaser pursuant to Section 8.1, (i) this Agreement shall forthwith become void and have no further force or effect, and (ii) there shall be no liability under this Agreement on the part of Purchaser, the Seller or the Company.

8.3.                              Expenses. All costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Transaction is consummated. At the closing, the Seller shall pay all costs and expenses incurred in connection with this Agreement and the Transaction by the Seller, including, without limitation, all attorney’s fees incurred by the Seller or the Company in connection with the Transaction.

8.4.                              No Rescission. Any rescission of this Agreement after Closing (including but not limited to Wandelung in the sense of Art. 207 CO or invocation of error in the sense of art. 24 CO ) shall be excluded.

ARTICLE IX

MISCELLANEOUS

9.1.                              Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

“Applicable Law” means any national, federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Seller, Company, any Company Subsidiary or Purchaser as the context may require.

“Benefit Plan” means each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, sick leave insurance, occupational and non-occupational insurance, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, mandatory and nonmandatory pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee Benefit Plan, program, agreement or arrangement.

“Business Day” means any day other than Saturday or Sunday or any other day on which banks in Zurich/Switzerland are permitted or obligated to be closed for business, provided, however, that with respect to the giving of notice hereunder, the term “Business Day” shall also exclude nationally recognized holidays in the country where notice is received.

“Claim” means any action, suit, claim, complaint, demand, litigation or similar proceeding.

“CO” means Swiss Code of Obligations, as amended.

“Company Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business, or operations of the Company or any Company Subsidiary.

“Environmental Laws” means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by any Governmental Body or Governmental Agency under national, federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Substances.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Body” means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

“Governmental Agency” means (i) the Government of Switzerland, including all departments and agencies of any branch of the Government of Switzerland, all independent agencies or instrumentalities  and (ii) any cantonal or communal government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a regional or local government and all regional or local government corporations.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials (“ACM”), building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws. For the purpose of the present Agreement “Hazardous Substance” shall not include drugs held by the Company or the Company Subsidiary for the purpose of their business.

“Intellectual Property” means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions or any treaty regime throughout the world, in each case, to the extent owned or controlled by such Person:

(a)                                  patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

(b)                                 trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

(c)                                  copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof;

(d)                                 trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

(e)                                  computer software programs, including, without limitation, all source code, object code, and documentation related thereto; and

(f)                                    Internet addresses, domain names, web sites, web pages and similar rights and items.

“Knowledge” with respect to any Person, means the actual knowledge of any individual or the officers, senior managers or directors of such Person, in each case after reasonable inquiry.

“Lien” means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

“Loss Contract(s)” means those Company Material Contracts pursuant to which the Company will incur a Net Loss.

“Material Contracts” means all of the following contracts, agreements, understanding or arrangements (each, a “Contract”):

(a)                                  any Contract relating to the employment of any executive management team member or operational team member;

(b)                                 any Contract relating to the acquisition, transfer, development, sharing or license of any material Intellectual Property (except for any Contract pursuant to which any material Intellectual Property is licensed to a Person under any third party software license generally available to the public at a cost of no more than CHF 120,000);

(c)                                  any Contract which provides for indemnification of any officer, director, employee or agent of a Person;

(d)                                 any Contract imposing any restriction on the right or ability of a Person to (i) compete with any other Person, (ii) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (iii) develop or distribute any material technology, (iv) make, have made, use or sell any current products or products under development, or (v) acquire any capital stock or other security of any Person;

(e)                                  any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of CHF 150,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of CHF 150,000 in the aggregate;

(f)                                    any other Contract, if a breach or termination of such Contract would reasonably be expected to have a Material Adverse Effect on a Person;

(g)                                 any Contract pursuant to which the Company or any Company Subsidiary is required to give notice or provide information to or otherwise obtain the consent of any Person prior to considering, negotiating, accepting or consummating any Acquisition Proposal  or entering into any discussions, agreements, arrangements relating to any Acquisition Transaction.

(h)                                 any Contract for the lease of real property;

(i)                                     any Contract guarantying the performance of any Person or guarantying any indebtedness for borrowed money;

(j)                                     any Contract containing any covenant limiting in any respect the right of a Person (1) to engage in any line of business, (2) to develop, market or distribute any products or services, or (3) to compete with any Person or granting any exclusive distribution rights; and

(k)                                  any Contract granting to a Person any credit, extending any loan or other borrowing facility.

“Net Loss(es)” means, with respect to any applicable Company Material Contract, the revenue derived by the Company with respect to such Company Material Contract is less than all direct and/or out of pocket costs, fees and expenses incurred by the Company in connection with performing its obligations thereunder.

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, prospects, business or operations of Purchaser or any Purchaser Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

“Tax” or “Taxes” means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, indirect taxes and levies (including, without limitation, VAT, stamp and withholding taxes), franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll or salary source tax, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental, customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (federal, cantonal, communal or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Return” means any returns, forms declarations, reports, estimates, information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, all documents, instruments or agreements attached to or contemplated by any of the foregoing.

9.2.                              Arbitration. If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including the resolutions of claims provided for in Section 7.3, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich/Switzerland , and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators must be knowledgeable in the subject matter at issue in the dispute. The arbitration shall be conducted in English. The arbitrators shall make his or her decision in accordance with the terms of this Agreement and Applicable Law. The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement shall survive the expiration of this Agreement for any reason. The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

9.3.                              Waivers and Amendments. Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

9.4.                              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland (without regard to conflict of law rules). The application of the Vienna Convention on the International Sale of Goods dated April 11, 1980, shall be excluded.

9.5.                              Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

(a)	if to the Seller:

Cerep S.A.
155 Boulevard Haussmann
75008 Paris, France
Attn: Thierry Jean, Ph.D.
Fax:

with a copy to:

Attn:
Fax:

(c)	if to Purchaser:

Averion International Corp. 225 Turnpike Road Southborough, MA 01772 Attn: Chief Executive Officer Fax: (508) 597-5765

with a copy to:

Foley & Lardner LLP 402 W. Broadway 21st Floor San Diego, CA 92101 Attn: Adam Lenain, Esq. Fax: (619) 234-3510

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

9.6.                              Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.7.                              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. This Agreement may be executed via facsimile.

9.8.                              Assignments. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may, without consent of any other party, cause one or more subsidiaries of Purchaser to carry out all or part of the transactions contemplated hereby; provided, however, that Purchaser shall, nevertheless, remain liable for all of its obligations, and those of any such Subsidiary, to Seller hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

9.9.                              Entire Agreement; Enforceability. This Agreement and the Transaction Documents, including the Exhibits and Schedules attached hereto and thereto:  (i) constitute the entire agreement among the parties with respect to the Transaction and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

9.10.                        Equitable Relief. Seller and Company agree that any breach of Article V will result in irreparable injury to Purchaser for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Purchaser for such breach and regardless of any other provision contained in this Agreement, Purchaser shall be entitled to injunctive and other equitable relief as a court may grant. This Section shall not be construed to limit Purchaser’s right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

9.11.                        Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVERION INTERNATIONAL CORP.

By:	/s/ Philip T. Lavin

Name:	Philip T. Lavin
Title: Chief Executive Officer

CEREP S.A.

By:	/s/ Thierry Jean

Name:	Thierry Jean
Title:	Chairman & CEO

[Signature Page to Securities Purchase Agreement]

EXHIBIT A
PROMISSORY NOTE

[See attached]

1

EXHIBIT B
FORM NET WORKING CAPITAL CERTIFICATE

[See attached]